Exhibit 99.1

NEWS RELEASE
                                                       Dorchester Minerals, L.P.
Release Date: May 2, 2006                          3838 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4541
Contact:  Casey McManemin                               Telephone (214) 559-0300

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            DORCHESTER MINERALS, L.P. ANNOUNCES FIRST QUARTER RESULTS

         DALLAS, TEXAS -- Dorchester Minerals, L.P. (the "Partnership") announced today the Partnership's net earnings for the first quarter ended March 31, 2006 of $13,060,000, or $0.45 per common unit.

         A comparison of results for the periods ending March 31, 2006 and March 31, 2005 are set forth below:


                                            Three Months Ended
                                                 March 31,
                                     ------------------------------
                                     -------------    -------------
                                          2006            2005
                                     -------------    -------------
Operating Revenues                   $  19,267,000    $  14,397,000
Depletion and Amortization              (4,708,000)      (5,137,000)
All Other Expenses, Net                 (1,499,000)      (1,384,000)
                                     -------------    -------------
Net Earnings                         $  13,060,000    $   7,876,000
                                     =============    =============
Net Earnings Per Common Unit                 $0.45            $0.27

        The Partnership previously declared its first quarter distribution in the amount of $0.729852 per common unit payable on May 11, 2006 to common unit holders of record as of May 1, 2006. The Partnership's cash distributions are not comparable to its net earnings due to timing and other differences including depletion.

         Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the Nasdaq Stock Market under the symbol DMLP.

ARKANSAS LEASE TRANSACTION

         On March 30, 2006 we entered into an agreement with a large independent oil and gas exploration company pursuant to which we will grant leases on our interest in 9,800 net mineral acres for terms including lease bonus of $625 per acre, one-quarter royalty and optional working interest participation in certain circumstances. We received a non-refundable lease bonus down payment in the amount of $616,062.50 on March 29, 2006. The agreement provides for payment of the remaining bonus consideration, estimated to be approximately $5,500,000, on or before June 29, 2006. Payment of the remaining lease bonus is contingent upon conditions customarily found in transactions of this type including confirmation of our title to the properties.

FORWARD-LOOKING STATEMENTS

            Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.